Exhibit 24(b)(8.25)

SEVENTH Amendment of PARTICIPATION Agreement

            This Amendment by and among American Funds Distributors, Inc., American Funds Service Company, ING Life Insurance and Annuity Company, ReliaStar Life Insurance Company and ReliaStar Life Insurance Company of New York, is effective December 1, 2010.

            WHEREAS, the parties have entered into a Participation Agreement dated January 1, 2003, as amended (the “Agreement”);

            WHEREAS, on December 1, 2010, shares of American Funds Mortgage Fund will be offered for sale to the public;

WHEREAS, the parties desire to add American Funds Mortgage Fund to the Agreement and remove certain funds from the Agreement;

  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

  American Funds Mortgage Fund is added to Schedule A of the Agreement.

  Cash Management Trust of America and U.S. Treasury Money Fund of America are removed from Schedule A of the Agreement.

  All other provisions of the Agreement remain in effect without change.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above.

American FUNDS DISTRIBUTORS, INC.

By:       _/s/ David Givner

Name:  David Givner

Title:     Secretary

American FUNDS SErvIce company

By:       /s/ Ryan Rue

Name: Ryan Rue

Title:     Assistant Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:       /s/ Lisa S. Gilarde

Name:  Lisa S. Gilarde

Title:     Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:       /s/ Robert Garrey                      _

Name:  Robert Garrey

Title:     Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:       /s/ Ralph Ferraro

Name:  Ralph Ferraro

Title:     Sr. Vice President

1000426/1855